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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of CenterPoint Energy, Inc. (the "Company") on Form S-3 of our reports dated March 12, 2004 (which reports express an unqualified opinion and include explanatory paragraphs relating to the distribution of Reliant Energy, Inc. (formerly Reliant Resources, Inc.), the change in the Company's method of accounting for goodwill and certain intangible assets pursuant to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the recording of asset retirement obligations), appearing in the Company's Current Report on Form 10-K filed March 12, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP


Houston, Texas
November 8, 2004